Exhibit 99.1

For Immediate Release

Thursday, June 28, 2007

Milastar Corporation Settles Stockholder Litigation and

Adjourns Special Meeting of Stockholders

MINNEAPOLIS, MN; Thursday, June 28, 2007 - Milastar Corporation (OTCBB: MILAA.OB) announced today that it has reached a settlement in the case of Wheeler v. Milastar Corporation, et al. The principal aspect of the settlement is an increase in the price per share of Milastar's common stock to be paid in connection with Milastar's "going private" merger of Milastar with Milastar Acquisition Corporation, a wholly owned subsidiary of Easton Southpaw Incorporated, which is owned by Dennis J. Stevermer, the Chief Executive Officer and Chairman of the Board of Milastar, and the beneficial owner of approximately 68% of the issued and outstanding common stock of Milastar. The price per share will be increased from $2.70 per share to $3.70 per share, contingent upon Milastar Acquisition Corporation and its affiliates obtaining financing for the price increase. The fees and costs of plaintiff's counsel in the Wheeler v. Milastar Corporation, et al. matter will be paid out of the price increase. Those fees and expenses are currently estimated to be approximately $.20 per share, which will result in a payment to stockholders of approximately $3.50 per share in the merger. In addition, counsel for the plaintiff will apply for class certification as soon as possible and the defendants will be fully released from all liability upon consummation of the settlement and certification of the class.

As a result of this settlement, the special meeting of stockholders called to consider and vote upon the proposed merger has been further adjourned. The special meeting had originally been adjourned to Thursday, June 28, 2007, and has now been further adjourned to July 16, 2007, at 8:00 a.m. local time at Milastar's offices located at 7317 West Lake Street, Minneapolis, Minnesota 55426. This adjournment is for the purposes of allowing adequate time for Milastar Acquisition Corporation and its affiliates to obtain necessary financing and for Milastar to file and disseminate supplemental proxy materials to its shareholders. The polls will remain open during the adjournment. The record date for stockholders entitled to vote at the Special Meeting remains May 25, 2007.

Additional Information

In connection with the proposed merger transaction, on June 1, 2007 Milastar filed a definitive proxy statement and related documents with the Securities and Exchange Commission (the "SEC"). We urge stockholders to carefully read the proxy statement and related documents because they contain important information about Milastar and the proposed merger transaction. Copies of the definitive proxy statement and related documents are available free of charge on the SEC's website at http://www.sec.gov.

About Milastar Corporation

Milastar Corporation is a Minneapolis-based company that sells special metallurgical services to manufacturers primarily located in the greater Midwest region.

Contact Information:

Milastar Corporation

Investor Relations, 952-929-4774

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 21E of the Exchange Act, and are subject to the safe harbors created thereby. The forward-looking statements contained in this release are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated. For further details and a discussion of these risks and uncertainties, see the Company's filings under the Exchange Act, including its most recent Form 10-KSB for the fiscal year ended April 30, 2006.